EXHIBIT 5.1





                 [LETTERHEAD OF BRYAN CAVE LLP]



May 7, 2003


Epic Financial Corporation
3300 Irvine Avenue
Suite 220
Newport Beach, CA 92660

Re: Registration on Form S-8

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 1,250,000 shares (the "Shares") of Common Stock, $0.001 par value per share, of Epic Financial Corporation, a Nevada corporation (the "Company"), to be issued pursuant to the Company's 2003 Stock Compensation Plan. We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Shares. Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Shares, upon their issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid, and non-assessable securities of the Company. We consent to the use of this opinion as Exhibit 5.1 of the Registration Statement.

Very truly yours,

/S/ BRYAN CAVE LLP
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Bryan Cave LLP